SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549




                                FORM 8-K



                             CURRENT REPORT
                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934




Date of Report (date of earliest event reported)   August 18, 1998




                   REMINGTON OIL AND GAS CORPORATION
       (Exact name of registrant as specified in its charter)




                               Delaware
            (State or other jurisdiction of incorporation)



        1-11516                                  75-2369148
(Commission File Number)             (IRS Employer Identification No.)



     8201 Preston Road, Suite 600
          Dallas, Texas                            75225-6211
(Address of principal executive offices)           (Zip Code)



                          (214) 210-2650
        (Registrant's telephone number, including area code)

Item 5. Other Events


     A judgment in the litigation between Phillips Petroleum Company ("Phillips Petroleum") and Remington Oil and Gas Corporation ("Remington" or the "Company") was rendered by the trial court on August 18, 1998. Under the judgment, Phillips Petroleum has been awarded damages of $10.9 million together with interests and costs. The judgment has five components. Phillips Petroleum's claims for double damages and lease cancellation were dismissed. Remington's counterclaim against Phillips Petroleum was dismissed. Phillips Petroleum's claim to share in the profits from the oil pipeline shipments from South Pass 89 was also dismissed. Phillips Petroleum's claim that it is entitled to an overriding royalty in months that net profits were not achieved was upheld, and an award of $1,581,000 through January 1996 was granted. On the issue of allocation of a 1990 settlement amount received by the Company from Texas Eastern Transmission Corporation ("TETCO"), Phillips Petroleum was awarded an additional $9,276,432. The court further ruled that Phillips Petroleum can look only to actual production for its Net Profits interest, and that federal law should apply.

     In the lawsuit, Phillips claimed that pursuant to its 33% Net Profits interest in South Pass Block 89, it was entitled to receive an overriding royalty for months in which net profits were not achieved; that an excessive oil transportation fee was being charged to the Net Profits account; and that the entire $69.6 million lump sum cash payment received by the Company in a 1990 settlement of previous litigation with TETCO should have been credited to the Net Profits account instead of the $5.8 million that was credited. On the latter claim, Phillips Petroleum alleged damages in excess of $21.5 million, while on the first two claims, Phillips Petroleum alleged aggregate damages of several million dollars. Phillips Petroleum further contended that it was entitled to double damages and cancellation of the farmout agreement that created the Net Profits interest.

     Neither party filed a motion for a new trial. Remington believes that the judgment will be made final by the trial court and that Phillips Petroleum will appeal the final judgment. The Company continues to review the trial court's ruling and has not made a decision on whether it to will appeal any part of the judgment.


                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 4, 1998

                            REMINGTON OIL AND GAS CORPORATION



                            By:    /S/ James A. Watt
                                 -------------------------------------
                                 James A. Watt
                                 President and Chief Executive Officer